Exhibit 99.2

FOR IMMEDIATE RELEASE

Media:	Investors:
Anne Marshall	Brinlea Johnson
drugstore.com	The Blueshirt Group
425.372.3464	212-551-1453
amarshall@drugstore.com	brinlea@blueshirtgroup.com

drugstore.com, inc. and Medco Health Solutions Extend Strategic Alliance through 2018

BELLEVUE, Wash., August 3, 2010 — drugstore.com, inc., (Nasdaq: DSCM) a leading online retailer of health, beauty, vision, and pharmacy products, today announced the extension through 2018 of its strategic alliance with Medco Health Solutions, Inc. (NYSE: MHS), one of the nation’s leading healthcare companies.

In 2008, Medco launched its Medco Health StoreTM – an online destination offering a wide range of non-prescription consumer health products, including over-the-counter (OTC) medicines. drugstore.com provided critical technical and operational support for this launch, including fulfillment, distribution and customer care for the Medco-branded online store. Today, the Medco Health Store has grown to include more than 1.4 million registered users.

“Our partnership strategy is a key driver of drugstore.com’s growth and leverages our leadership in online merchandising and fulfillment in the health and beauty category,” said Dawn Lepore, chief executive officer and chairman of the board of drugstore.com, inc. “Medco is a leader in the healthcare and pharmacy industries, and we are excited to be extending this relationship.”

“Medco’s partnership with drugstore.com has enhanced the comprehensive healthcare and pharmacy services we deliver to our clients and their members,” said Tom Moriarty, general counsel, secretary, and senior vice president, pharmaceutical strategies and solutions, Medco Health Solutions. “We look forward to our continued collaboration.”

In addition to extending the term of the relationship, the economic arrangement between drugstore.com and Medco has changed, giving Medco more flexibility in pricing and promotions, while ensuring drugstore.com’s financial return. Both companies will also work together to maximize cost efficiencies in procurement and distribution.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ:DSCM) is a leading online retailer of health, beauty, clinical skincare, vision and pharmacy products. Our portfolio of brands include: drugstore.com™, Beauty.com™, SkinStore.com™, and VisionDirect.com™. All provide a convenient, private, and informative shopping experience while offering a wide assortment of more than 55,000 nonprescription products at competitive prices.

The drugstore.com pharmacy service is certified by the National Association of Boards of Pharmacy (NABP) as a Verified Internet Pharmacy Practice Site (VIPPS) and operates in compliance with federal and state laws and regulations in the United States.